Lawson Products Reports Improved Third Quarter 2012 Results

—Positive Operating Income Excluding Severance Charge—

—Significant Progress in Cost Control and Margin Improvement—

CHICAGO, October 25, 2012 – Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the “Company”), a distributor of products and services to the MRO marketplace, today announced results for the third quarter ended September 30, 2012. As previously announced, on October 1, 2012, Michael G. DeCata became the Company’s new president and chief executive officer.

Financial Highlights

•	Operating income of $0.1 million prior to severance – an improvement of $2.8 million over the prior year

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $0.6 million. Excluding severance, adjusted EBITDA of $2.0 million – an improvement of $3.6 million over the prior year

•	Ongoing implementation of the Company’s previously announced $20.0 million of annualized savings resulting from restructuring initiatives

•	Sales per representative per day productivity improvement of 17.9% from a year ago

Third Quarter Results

Net sales for the third quarter of 2012 were $72.0 million versus $75.4 million for the third quarter of 2011. The decrease was mainly driven by an increase in the number of vacant sales territories from a year ago, one less selling day in the third quarter of 2012 compared to 2011, and lower freight revenues. Average daily sales declined 1.6% to $1.143 million in the third quarter of 2012 from $1.162 million in the second quarter of 2012 and from $1.178 million a year ago. Although the number of vacant sales territories is up from a year ago, they remained fairly constant during the third quarter. Sales force productivity improved by 17.9% from a year ago and 2.6% from the second quarter.

Gross profit for the third quarter of 2012 was $43.4 million versus $42.5 million a year ago with the gross margin percentage increasing to 60.2% for the third quarter of 2012 from 56.5% for the year-ago quarter. This increase in gross margin was primarily due to an improved focus on controlling net customer pricing and other product-related costs, as well as managing the liquidation of discontinued products better than anticipated. This was partially offset by an increase in sales to national account customers, which carry a lower margin percentage.

Selling, general and administrative expenses (“SG&A”) decreased by $2.0 million for the third quarter of 2012 to $43.3 million from $45.3 million for the prior year period. This decline was a result of the previously announced cost savings initiatives along with lower selling and ERP-related expenses. These cost savings were partially offset by increased depreciation and facilities costs.

Excluding $1.4 million of severance expense, primarily related to the retirement of the Company’s former president and CEO, operating income was $0.1 million for the third quarter of 2012. Including severance expense, the operating loss for the third quarter of 2012 was $1.4 million compared to an operating loss of $3.1 million for the prior year period.

Net loss for the third quarter of 2012 was $1.3 million, or $0.15 per diluted share, compared to a net loss $2.2 million, or $0.25 per diluted share, in the prior year period. Excluding severance expense of $1.4 million, net income for the quarter was $0.1 million, or $0.01 per diluted share.

Corporate Highlights

•	Leadership – Michael G. DeCata joined Lawson as president and CEO on October 1, 2012. Mr. DeCata brings significant experience in MRO distribution. He previously served as president of Chef’s Warehouse, a $300 million specialty food distributor and has also held senior positions at United Rentals, WW Grainger and General Electric.

•	Sales Force Transformation – The Company is on target to transition its independent agents located in the United States to employees during the first quarter of 2013. Management expects minimal disruption while sales representatives continue to serve their customers.

•	Distribution Network Consolidation – Lawson completed the integration of the first of three Illinois facilities into its new state-of-the-art facility in McCook, Illinois. The Company expects to integrate the other two facilities over the next two quarters. The new facility will become the hub of Lawson’s distribution network and will help to improve the Company’s operating efficiency.

•	Website Launch – During the third quarter, Lawson completed the development and testing of its redesigned website. It will be launched beginning in the fourth quarter in phases that will continue into early 2013. The new website will be fully integrated with the Company’s ERP system.

Mr. DeCata commented, “Third quarter results show an improvement from where the Company was just a quarter ago. In the coming quarters, we will renew our emphasis on improving sales by building upon productivity enhancements, utilizing our new ERP system as our foundation for growth and restoring our sales force to a more effective level.”

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss third quarter 2012 results at 9:00 a.m. EST on October 25, 2012. The conference call is available by direct dial at 877-317-6789 in the U.S. or 412-317-6789 from outside of the U.S. A replay of the conference call will be available approximately one hour after completion of the call through November 9, 2012. Callers can access the replay by dialing 877-344-7529 in the U.S. or 412-317-0088 outside the U.S. The PIN access number for the replay is 10016326#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson’s Web site through November 23, 2012.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc. (NASDAQ: LAWS) is an industrial distributor of more than 375,000 different maintenance and repair supplies. Lawson Products serves its customers through a dedicated team of sales representatives and employees. The Company services the industrial, institutional, commercial and government markets in all 50 U.S. states, Canada and Puerto Rico. You can learn more about the Company on its Website at www.lawsonproducts.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2011, Form 10-K filed on March 1, 2012 and the September 30, 2012 Form 10-Q filed on October 25, 2012. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands, except per share data)
	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales	$71,984	$75,366	$222,294	$242,099
Cost of goods sold	28,624	32,820	100,784	101,315

Gross profit	43,360	42,546	121,510	140,784

Operating expenses:
Selling, general and administrative expenses	43,311	45,335	132,777	137,026
Severance	1,410	282	8,180	1,492
Gain on sale of assets	(11)	—	(2,133)	—
Goodwill impairment	—	—	28,306	—

	44,710	45,617	167,130	138,518
Operating income (loss)	(1,350)	(3,071)	(45,620)	2,266

Other expense, net	(206)	(20)	(526)	(524)

Income (loss) from continuing operations before income taxes	(1,556)	(3,091)	(46,146)	1,742

Income tax (benefit) expense	(240)	(937)	18,095	758

Income (loss) from continuing operations	(1,316)	(2,154)	(64,241)	984

Discontinued operations, net of income tax	(2)	(9)	(32)	(61)

Net income (loss)	$(1,318)	$(2,163)	$(64,273)	$923

Basic income (loss) per share of common stock:
Continuing operations	$(0.15)	$(0.25)	$(7.49)	$0.12
Discontinued operations	—	—	—	(0.01)

Net income (loss) per share	$(0.15)	$(0.25)	$(7.49)	$0.11

Diluted income (loss) per share of common stock:
Continuing operations	$(0.15)	$(0.25)	$(7.49)	$0.11
Discontinued operations	—	—	—	—

Net income (loss) per share	$(0.15)	$(0.25)	$(7.49)	$0.11

Basic weighted average shares outstanding	8,597	8,566	8,581	8,549
Dilutive effect of stock based compensation	—	—	—	62

Diluted weighted average shares outstanding	8,597	8,566	8,581	8,611

Cash dividends declared per share of common stock	$—	$0.12	$0.24	$0.36

Net comprehensive loss	$(976)	$(3,812)	$(63,742)	$(318)

LAWSON PRODUCTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	September 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$774	$2,116
Accounts receivable, less allowance for doubtful accounts	36,553	43,239
Inventories, net	54,596	55,498
Miscellaneous receivables and prepaid expenses	5,425	7,064
Deferred income taxes	—	5,716
Property held for sale	1,869	—
Discontinued operations	401	410

Total current assets	99,618	114,043

Property, plant and equipment, net	66,920	52,702
Cash value of life insurance	14,740	15,490
Deferred income taxes	40	11,864
Goodwill	—	28,148
Other assets	939	501

Total assets	$182,257	$222,748

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$19,639	$—
Accounts payable	16,634	22,967
Accrued expenses and other liabilities	33,765	28,231
Discontinued operations	429	681
Total current liabilities	70,467	51,879

Security bonus plan	19,736	23,310
Deferred compensation	6,055	9,279
Financing lease obligation	10,995	3,377
Other liabilities	6,096	731
	42,882	36,697

Total Stockholders’ Equity	68,908	134,172

Total liabilities and stockholders’ equity	$182,257	$222,748

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended September 30, 2012 and 2011. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME
(Amounts in thousands)
(Unaudited)
	Three Months Ended
	September 30,
	2012	2011
Operating loss, as reported per GAAP	$(1,350)	$(3,071)
Severance expense (1)	1,410	282

Adjusted non-GAAP operating income (loss)	$60	$(2,789)

TABLE 2 - RECONCILIATION OF GAAP TO NON-GAAP EBITDA AND ADJUSTED EBITDA
(Amounts in thousands)
	(Unaudited)
	Three Months Ended
	September 30,
	2012	2011
Operating loss, as reported per GAAP	$(1,350)	$(3,071)
Depreciation & Amortization	1,975	1,234

EBITDA	625	(1,837)
Severance expense (1)	1,410	282

Adjusted EBITDA	$2,035	$(1,555)

(1)	Three months ended September 30, 2012 includes $1.4 million of severance expense primarily related to the retirement of our former President and Chief Executive Officer.

		LAWSON PRODUCTS, INC.
		TABLE 3 - QUARTERLY RESULTS
			(Dollars in thousands)
				Three Months Ended

	Sep. 30, 2012	Jun. 30, 2012		Mar. 31, 2012	Dec. 31, 2011		Sep. 30, 2011

Number of business days	63	64		64	60		64
Average daily net sales	$1,143	$1,162		$1,187	$1,214		$1,178
Sequential quarter increase (decrease)	(1.6)%	(2.1)%		(2.2)%	3.1%		(10.4)%
Average active sales rep. count	773	807		861	892		939
Sales per rep. per day	$1.478	$1.440		$1.379	$1.361		$1.254
Sequential quarter increase (decrease)	2.6%	4.4%		1.3%	8.5%		(2.9)%
Net sales	$71,984	$74,348		$75,962	$72,860		$75,366
Gross profit	43,360	36,816	(1)	41,334	38,993		42,546
Gross profit percentage	60.2%	49.5%		54.4%	53.5%		56.5%
Operating expenses
Selling, general and administrative expenses	43,311	45,484		43,982	44,265		45,335
Severance	1,410	6,585		185	122		282
Loss (gain) on sale of assets	(11)	(2,122)		—	22		—
Goodwill impairment	—	28,306		—	—		—
Other operating expenses	—	—		—	2,346	(2)	—

	$44,710	$78,253		$44,167	$46,755		$45,617

Operating loss	$(1,350)	$(41,437)		$(2,833)	$(7,762)		$(3,071)

(1)	Gross profit for the three months ended June 30, 2012 includes a $3.9 million charge for discontinuing certain stocked products.

(2)	Operating expense for the three months ended December 31, 2011 includes a $1.2 million expense for the estimated cost of settling an employment tax matter and a $1.1 million impairment charge related to certain long-lived assets.

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665